Exhibit 99.1

Contacts:	Dan Petro, CFA, Treasurer and Director of Investor Relations Pioneer Energy Services Corp. (210) 828-7689 Lisa Elliott / pes@dennardlascar.com Dennard Lascar Investor Relations / (713) 529-6600
Pioneer Energy Services
Reports Third Quarter 2018 Results
SAN ANTONIO, Texas, October 30, 2018 - Pioneer Energy Services (NYSE: PES) today reported financial and operating results for the quarter ended September 30, 2018. Third quarter and recent notable items include:

•	Domestic drilling fleet was fully utilized during the third quarter, and generated an average margin per day of $10,237, up 7% from the prior quarter.

•	In Colombia, we expect to execute a contract with a new, multi-national client to begin operations later in the fourth quarter.

•	Steady improvement in well servicing activity as the outlook for completion-related services in our operating areas continues to strengthen.
Consolidated Financial Results
Revenues for the third quarter of 2018 were $149.3 million, down 4% from revenues of $154.8 million in the second quarter of 2018 (“the prior quarter”) and up 27% from revenues of $117.3 million in the third quarter of 2017 (“the year-earlier quarter”). The decrease from the prior quarter is primarily attributable to weaker activity levels in wireline, which was partially offset by increased revenues in all other segments.
Net loss for the third quarter of 2018 was $5.2 million, or $0.07 per share, compared with net loss of $18.2 million, or $0.23 per share, in the prior quarter and net loss of $17.2 million, or $0.22 per share, in the year-earlier quarter. Adjusted net loss(1) for the third quarter was $5.6 million, and adjusted EPS(2) was a loss of $0.07 per share as compared to adjusted net loss of $14.8 million, and an adjusted EPS loss of

$0.19 per share in the prior quarter, and adjusted net loss of $11.3 million, and an adjusted EPS loss of $0.15 per share in the year-earlier quarter.
Third quarter adjusted EBITDA(3) was $28.6 million, up from $16.9 million in the prior quarter and up from $14.0 million in the year-earlier quarter. The increase from the prior quarter was primarily due to a $9.7 million decrease in phantom stock compensation expense associated with the decrease in the fair value of the awards. Phantom stock compensation benefit during the third quarter was $3.7 million, while expense during the prior quarter was $6.1 million. The increase in adjusted EBITDA from the prior quarter was also due to improved margin per day in domestic drilling, and improved gross margin in both coiled tubing and well servicing. The increase from the year-earlier quarter was due to higher demand and pricing for all of our service offerings.
Operating Results
Production Services Business
Revenue from our production services business was $89.6 million in the third quarter, down 8% from the prior quarter and up 20% from the year-earlier quarter. Gross margin as a percentage of revenue from our production services business was 24% in the third quarter, up from 23% in the prior quarter and up from 22% in the year-earlier quarter. Despite the sequential decrease in revenue, which was attributable to softer wireline services activity and exacerbated by weather conditions in Texas, gross margin improved due to increased utilization in our coiled tubing segment and slightly improved utilization and pricing in our well servicing segment. During the third quarter, demand for our large-diameter coiled tubing services increased. Our well servicing segment also saw modest increases in completion-related services.
The decrease in production services revenues from the prior quarter was attributable to certain wireline customers that delayed completion activities in various regions in which we operate as well as a reduction in activity from weather-related events in the Gulf Coast region. This decline in wireline revenues was partially offset by increased demand for our coiled tubing and well servicing operations, both of which also experienced revenue growth sequentially. As compared to the year-earlier quarter, revenue rates have improved for all of our production services business segments, resulting in revenue growth of 20%.

Well servicing average revenue per hour was $552 in the third quarter, up from $540 in the prior quarter and up from $529 in the year-earlier quarter. Well servicing rig utilization was 51% in the third quarter, up from 49% in the prior quarter, and up from 43% in the year-earlier quarter. Coiled tubing revenue days totaled 362 in the third quarter, as compared to 350 in the prior quarter and 368 in the year-earlier quarter. The number of wireline jobs completed in the third quarter decreased 11% sequentially and decreased 3% as compared to the year-earlier quarter.
Drilling Services Business
Revenue from our drilling services business was $59.7 million in the third quarter, reflecting a 4% increase from the prior quarter and a 40% increase from the year-earlier quarter.
Our domestic drilling fleet was fully utilized during the current, prior and year-earlier quarters. Domestic drilling average revenues per day were $25,076 in the third quarter, up from $24,508 in the prior quarter and up from $23,873 in the year-earlier quarter. Domestic drilling average margin per day was $10,237 in the third quarter, up from $9,550 in the prior quarter and up from $9,084 in the year-earlier quarter. Revenue per day increased as compared to the prior and year-earlier quarters primarily due to certain contracts that re-priced at higher dayrates. Margin per day increased primarily from improvement in supplies, repair and maintenance costs that returned to normalized levels, as well as improvement in average dayrates from several rigs which repriced higher between $2,000 per day and $5,000 per day, offset by two rigs which re-priced lower by approximately $5,000 per day in August and September.
International drilling rig utilization was 76% for the third quarter, down from 85% in the prior quarter and up from 38% in the year-earlier quarter. International drilling average revenues per day were $41,158, up from $35,061 in the prior quarter and up from $26,155 in the year-earlier quarter, while average margin per day for the third quarter was $7,327, down from $7,583 in the prior quarter and up from $2,773 in the year-earlier quarter. Utilization and margin per day in the third quarter were down sequentially as one rig was released in early September as a client made adjustments to its drilling program, and another rig incurred non-revenue days as it changed operators in August. The increase in revenue per day was primarily due to the recognition of demobilization revenues during the third quarter. Utilization is based on daywork days and mobilization days between wells, but does not include initial mobilization days on new contracts or demobilization days when contracts end, which impacted our utilization for the third quarter.
Currently, all 16 of our domestic drilling rigs are earning revenues, 14 of which are under term contracts, and five of our eight rigs in Colombia are earning revenue under daywork contracts, and one is earning revenue during demobilization. We expect to execute a contract for the one rig in Colombia that was idle for most of September, and it is expected to begin mobilizing in mid-November and begin drilling in early- to mid-December. A second rig was released in late October and is currently demobilizing; however, we are finalizing a new contract, and the rig is also expected to begin mobilizing in mid-November with an anticipated start date in early- to mid-December. In our domestic drilling operations, we continue to expect our contracted new-build drilling rig to be deployed to West Texas and begin operations in the first quarter of 2019.
Comments from our President and CEO
“Our third quarter results were driven by steady improvement in our domestic drilling operations, which are benefiting from strong demand and upward trending dayrates,” said Wm. Stacy Locke, President and Chief Executive Officer. “Our fleet of top performing drilling rigs is securing new contracts at higher rates and staying fully utilized. The last remaining legacy new-build contract will reprice downward approximately $5,000 in the fourth quarter, but will be offset by three rigs repricing at higher dayrates between $2,000 per day and $5,000 per day. Our new-build rig is expected to mobilize to the Permian in the first quarter of 2019 to begin a three year term contract with an existing client. Similar to our most recent new-builds, this rig can walk 150 feet, pass over wellheads 21 feet high, contains two 2,000 horsepower mud pumps, a 7,500 psi mud system, a 500-ton high torque topdrive and can rack approximately 25,000 feet of five inch drill pipe. We believe it will be one of the highest margin and top performing rigs in the U.S. The outlook for domestic drilling operations remains very bright.
"In Colombia, we had one rig idle for the month of September but we expect to execute a contract with a multi-national client to begin mobilizing the rig in mid-November and to commence drilling operations in early- to mid-December. This new opportunity reflects our efforts in expanding our client base in Colombia and our growing reputation as a provider of excellent service and safety. In late October, we experienced another round of dayrate adjustments where several rigs re-priced upward between $1,000 per day and

$3,000 per day. We are seeing improvement in rig utilization and dayrates in Colombia across the industry, and we remain optimistic that our international drilling operations will experience stronger pricing and demand trends in 2019.
“In our production services business, our high-spec well servicing rig fleet activity is gradually improving with modest increases in 24-hour work which includes drill-out completion work. We will be slowly adding the ancillary equipment necessary to provide operators with a complete drill-out solutions package and, as we add, we expect margins will improve. We see drill-out opportunity in a number of geographic areas. Similarly, coiled tubing activity and margins are improving as we adjust our fleet mix to more large-diameter coiled tubing units. Our new 2-3/8" unit delivered in July performed well during the quarter and, in December, we expect to deploy an additional new 2-3/8" coiled tubing unit that we anticipate will immediately begin contributing. Once this unit is delivered, five of our nine actively marketed units will be large-diameter pipe serving two good markets.
"Although we anticipate the normal seasonal slowdown in the fourth quarter and some impact from operators' exhausted capital budgets, we expect overall activity to remain healthy and improve as we enter into 2019."
Fourth Quarter 2018 Guidance
In the fourth quarter of 2018, revenue from our production services business segments is estimated to be flat to down 4% as compared to the third quarter of 2018. Margin from our production services business is estimated to be 20% to 23% of revenue. Domestic drilling services rig utilization is expected to be 100% and generate average margins per day of approximately $9,700 to $10,200. International drilling services rig utilization is estimated to average 67% to 72%, which is impacted by initial mobilization and demobilization days, and generate average margins per day of approximately $8,000 to $9,000. We expect to have seven rigs operating on daywork rates in Colombia by the end of the fourth quarter.
We expect general and administrative expense to be $19 million to $20 million in the fourth quarter of 2018, which as it relates to phantom stock compensation expense, is based on the closing price of our common stock at September 30, 2018, which was $2.95.

Liquidity
Working capital at September 30, 2018 was $120.1 million, down from $130.6 million at December 31, 2017. Cash and cash equivalents, including restricted cash, were $53.5 million, down from $75.6 million at year-end 2017. During the nine months ended September 30, 2018, we used $48.8 million of cash for the purchase of property and equipment, and our cash provided by operations was $21.5 million.
Capital Expenditures
Cash capital expenditures during the nine months ended September 30, 2018 were $48.8 million, including capitalized interest. We estimate total cash capital expenditures for 2018 to be approximately $70 million, which includes $23 million for two large-diameter coiled tubing units, one of which was delivered in early July, three wireline units, two of which were delivered in January, high-pressure pump packages for completion operations, and the construction of the new-build drilling rig expected to be completed in 2019.
Conference Call
Pioneer Energy Services' management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss these results. To participate, dial (412) 902-0003 approximately 10 minutes prior to the call and ask for the Pioneer Energy Services conference call. A telephone replay will be available after the call until November 6th. To access the replay, dial (201) 612-7415 and enter the pass code 13683786.
The conference call will also be webcast on the Internet and accessible from Pioneer Energy Services' web site at www.pioneeres.com. To listen to the live call, visit our web site at least 10 minutes early to register and download any necessary audio software. For more information, please contact Donna Washburn at Dennard Lascar Investor Relations at (713) 529-6600 or e-mail dwashburn@dennardlascar.com.
About Pioneer
Pioneer Energy Services provides well servicing, wireline, and coiled tubing services to producers in the U.S. Gulf Coast, Mid-Continent and Rocky Mountain regions through its three production services business segments. Pioneer also provides contract land drilling services to oil and gas operators in Texas, the Mid-Continent and Appalachian regions and internationally in Colombia through its two drilling services business segments.

Cautionary Statement Regarding Forward-Looking Statements,
Non-GAAP Financial Measures and Reconciliations

Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements made in good faith that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in the following discussion as a result of a variety of factors, including general economic and business conditions and industry trends, levels and volatility of oil and gas prices, the continued demand for drilling services or production services in the geographic areas where we operate, decisions about exploration and development projects to be made by oil and gas exploration and production companies, the highly competitive nature of our business, technological advancements and trends in our industry and improvements in our competitors' equipment, the loss of one or more of our major clients or a decrease in their demand for our services, future compliance with covenants under debt agreements, including our senior secured term loan, our senior secured revolving asset-based credit facility, and our senior notes, operating hazards inherent in our operations, the supply of marketable drilling rigs, well servicing rigs, coiled tubing units and wireline units within the industry, the continued availability of new components for drilling rigs, well servicing rigs, coiled tubing units and wireline units, the continued availability of qualified personnel, the success or failure of our acquisition strategy, including our ability to finance acquisitions, manage growth and effectively integrate acquisitions, the political, economic, regulatory and other uncertainties encountered by our operations, and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our Annual Report on Form 10-K for the year ended December 31, 2017, including under the headings “Special Note Regarding Forward-Looking Statements” in the Introductory Note to Part I and “Risk Factors” in Item 1A. These factors are not necessarily all the important factors that could affect us. Other unpredictable or unknown factors could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. We advise our shareholders that they should (1) recognize that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable U.S. Generally Accepted Accounting Principles (GAAP) financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.
_________________________________

(1)
Adjusted net loss represents net loss as reported adjusted to exclude impairments and the related tax benefit and valuation allowance adjustments on deferred tax assets. We believe that adjusted net loss is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted net loss may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted net loss is included in the tables to this news release.

(2)
Adjusted (diluted) EPS represents adjusted net loss divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities, if any. We believe that adjusted (diluted) EPS is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the tables to this news release.

(3)
Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, impairment, and any loss on extinguishment of debt. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted EBITDA is included in the tables to this news release.

- Financial Statements and Operating Information Follow -

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2018	2017	2018	2018	2017

Revenues	$149,332	$117,281	$154,782	$448,592	$320,168

Costs and expenses:
Operating costs	108,961	86,669	114,197	325,924	238,456
Depreciation and amortization	23,501	24,623	23,287	70,535	74,355
General and administrative	14,043	17,549	24,829	58,066	51,405
Bad debt expense (recovery), net	111	491	(370)	(311)	(98)
Impairment	239	—	2,368	2,607	795
Gain on dispositions of property and equipment, net	(1,861)	(1,159)	(726)	(2,922)	(2,251)
Total costs and expenses	144,994	128,173	163,585	453,899	362,662
Income (loss) from operations	4,338	(10,892)	(8,803)	(5,307)	(42,494)

Other income (expense):
Interest expense, net of interest capitalized	(9,811)	(6,613)	(9,642)	(28,966)	(19,090)
Other income, net	498	295	44	1,046	224
Total other expense, net	(9,313)	(6,318)	(9,598)	(27,920)	(18,866)

Loss before income taxes	(4,975)	(17,210)	(18,401)	(33,227)	(61,360)
Income tax (expense) benefit	(258)	(17)	249	(1,297)	(1,200)
Net loss	$(5,233)	$(17,227)	$(18,152)	$(34,524)	$(62,560)

Loss per common share:
Basic	$(0.07)	$(0.22)	$(0.23)	$(0.44)	$(0.81)
Diluted	$(0.07)	$(0.22)	$(0.23)	$(0.44)	$(0.81)

Weighted-average number of shares outstanding:
Basic	78,136	77,552	77,944	77,897	77,335
Diluted	78,136	77,552	77,944	77,897	77,335

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2018	December 31, 2017
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$51,468	$73,640
Restricted cash	2,000	2,008
Receivables, net of allowance for doubtful accounts	139,680	113,005
Inventory	18,992	14,057
Assets held for sale	6,102	6,620
Prepaid expenses and other current assets	5,634	6,229
Total current assets	223,876	215,559

Net property and equipment	527,260	549,623
Other noncurrent assets	1,739	1,687
Total assets	$752,875	$766,869

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$34,747	$29,538
Deferred revenues	1,130	905
Accrued expenses	67,948	54,471
Total current liabilities	103,825	84,914

Long-term debt, less unamortized discount and debt issuance costs	463,805	461,665
Deferred income taxes	3,344	3,151
Other noncurrent liabilities	3,404	7,043
Total liabilities	574,378	556,773
Total shareholders’ equity	178,497	210,096
Total liabilities and shareholders’ equity	$752,875	$766,869

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine months ended
	September 30,
	2018	2017

Cash flows from operating activities:
Net loss	$(34,524)	$(62,560)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	70,535	74,355
Allowance for doubtful accounts, net of recoveries	(311)	(98)
Gain on dispositions of property and equipment, net	(2,922)	(2,251)
Stock-based compensation expense	3,396	3,225
Phantom stock compensation expense	2,807	397
Amortization of debt issuance costs and discount	2,153	1,395
Impairment	2,607	795
Deferred income taxes	189	434
Change in other noncurrent assets	541	335
Change in other noncurrent liabilities	(735)	(261)
Changes in current assets and liabilities	(22,246)	(27,028)
Net cash provided by (used in) operating activities	21,490	(11,262)

Cash flows from investing activities:
Purchases of property and equipment	(48,778)	(52,806)
Proceeds from sale of property and equipment	4,665	10,407
Proceeds from insurance recoveries	980	3,119
Net cash used in investing activities	(43,133)	(39,280)

Cash flows from financing activities:
Debt repayments	—	(13,267)
Proceeds from issuance of debt	—	65,000
Proceeds from exercise of options	12	—
Purchase of treasury stock	(549)	(533)
Net cash provided by (used in) financing activities	(537)	51,200

Net decrease in cash, cash equivalents and restricted cash	(22,180)	658
Beginning cash, cash equivalents and restricted cash	75,648	10,194
Ending cash, cash equivalents and restricted cash	$53,468	$10,852

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Results by Segment
(in thousands)
(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2018	2017	2018	2018	2017
Revenues:
Domestic drilling	$36,586	$35,141	$35,634	$108,146	$93,959
International drilling	23,131	7,402	21,773	62,515	26,379
Drilling services	59,717	42,543	57,407	170,661	120,338
Well servicing	24,369	19,103	23,162	68,645	58,854
Wireline services	52,654	46,085	62,137	171,392	118,463
Coiled tubing services	12,592	9,550	12,076	37,894	22,513
Production services	89,615	74,738	97,375	277,931	199,830
Consolidated revenues	$149,332	$117,281	$154,782	$448,592	$320,168

Operating costs:
Domestic drilling	$21,650	$21,769	$21,749	$64,297	$61,658
International drilling	19,013	6,617	17,064	49,038	20,183
Drilling services	40,663	28,386	38,813	113,335	81,841
Well servicing	17,193	13,988	16,680	49,443	43,116
Wireline services	40,840	35,692	46,716	130,042	91,670
Coiled tubing services	10,265	8,603	11,988	33,104	21,829
Production services	68,298	58,283	75,384	212,589	156,615
Consolidated operating costs	$108,961	$86,669	$114,197	$325,924	$238,456

Gross margin:
Domestic drilling	$14,936	$13,372	$13,885	$43,849	$32,301
International drilling	4,118	785	4,709	13,477	6,196
Drilling services	19,054	14,157	18,594	57,326	38,497
Well servicing	7,176	5,115	6,482	19,202	15,738
Wireline services	11,814	10,393	15,421	41,350	26,793
Coiled tubing services	2,327	947	88	4,790	684
Production services	21,317	16,455	21,991	65,342	43,215
Consolidated gross margin	$40,371	$30,612	$40,585	$122,668	$81,712

Consolidated:
Net loss	$(5,233)	$(17,227)	$(18,152)	$(34,524)	$(62,560)
Adjusted EBITDA (1)	$28,576	$14,026	$16,896	$68,881	$32,880

(1)Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, impairment, and any loss on extinguishment of debt. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted EBITDA is included in the table on page 14.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Statistics
(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2018	2017	2018	2018	2017

Domestic drilling:
Average number of drilling rigs	16	16	16	16	16
Utilization rate	99%	100%	100%	100%	93%
Revenue days	1,459	1,472	1,454	4,353	4,052

Average revenues per day	$25,076	$23,873	$24,508	$24,844	$23,188
Average operating costs per day	14,839	14,789	14,958	14,771	15,217
Average margin per day	$10,237	$9,084	$9,550	$10,073	$7,971

International drilling:
Average number of drilling rigs	8	8	8	8	8
Utilization rate	76%	38%	85%	79%	40%
Revenue days	562	283	621	1,733	865

Average revenues per day	$41,158	$26,155	$35,061	$36,073	$30,496
Average operating costs per day	33,831	23,382	27,478	28,297	23,333
Average margin per day	$7,327	$2,773	$7,583	$7,776	$7,163

Drilling services business:
Average number of drilling rigs	24	24	24	24	24
Utilization rate	92%	79%	95%	93%	75%
Revenue days	2,021	1,755	2,075	6,086	4,917

Average revenues per day	$29,548	$24,241	$27,666	$28,042	$24,474
Average operating costs per day	20,120	16,174	18,705	18,622	16,644
Average margin per day	$9,428	$8,067	$8,961	$9,420	$7,830

Well servicing:
Average number of rigs	125	125	125	125	125
Utilization rate	51%	43%	49%	49%	44%
Rig hours	44,155	36,108	42,871	127,800	114,697
Average revenue per hour	$552	$529	$540	$537	$513

Wireline services:
Average number of units	104	117	108	107	115
Number of jobs	2,684	2,778	3,022	8,536	8,540
Average revenue per job	$19,618	$16,589	$20,562	$20,079	$13,872

Coiled tubing services:
Average number of units	11	14	14	13	16
Revenue days	362	368	350	1,126	1,106
Average revenue per day	$34,785	$25,951	$34,503	$33,654	$20,355

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Loss to Adjusted EBITDA
and Consolidated Gross Margin
(in thousands)
(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2018	2017	2018	2018	2017

Net loss as reported	$(5,233)	$(17,227)	$(18,152)	$(34,524)	$(62,560)

Depreciation and amortization	23,501	24,623	23,287	70,535	74,355
Impairment	239	—	2,368	2,607	795
Interest expense	9,811	6,613	9,642	28,966	19,090
Income tax expense (benefit)	258	17	(249)	1,297	1,200
Adjusted EBITDA(1)	28,576	14,026	16,896	68,881	32,880

General and administrative	14,043	17,549	24,829	58,066	51,405
Bad debt recovery, net of expense	111	491	(370)	(311)	(98)
Gain on dispositions of property and equipment, net	(1,861)	(1,159)	(726)	(2,922)	(2,251)
Other income	(498)	(295)	(44)	(1,046)	(224)
Consolidated gross margin	$40,371	$30,612	$40,585	$122,668	$81,712

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) as Reported to Adjusted Net Income (Loss)
and Diluted EPS as Reported to Adjusted (Diluted) EPS
(in thousands, except per share data)
(unaudited)

	Three months ended
	September 30,		June 30,
	2018	2017	2018

Net loss as reported	$(5,233)	$(17,227)	$(18,152)
Impairment	239	—	2,368
Tax benefit related to adjustments	(56)	—	(556)
Valuation allowance adjustments on deferred tax assets	(581)	5,894	1,501
Adjusted net loss(2)	$(5,631)	$(11,333)	$(14,839)

Basic weighted average number of shares outstanding, as reported	78,136	77,552	77,944
Effect of dilutive securities	—	—	—
Diluted weighted average number of shares outstanding, as adjusted	78,136	77,552	77,944

Adjusted (diluted) EPS(3)	$(0.07)	$(0.15)	$(0.19)

Diluted EPS as reported	$(0.07)	$(0.22)	$(0.23)

(2)Adjusted net loss represents net loss as reported adjusted to exclude impairments and the related tax benefit and valuation allowance adjustments on deferred tax assets. We believe that adjusted net loss is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted net loss may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted net loss is included in the table above.

(3)Adjusted (diluted) EPS represents adjusted net loss divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities, if any. We believe that adjusted (diluted) EPS is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the table above.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Equipment Information
As of October 30, 2018

	Multi-well, Pad-capable
Drilling Services Business Segments:	AC rigs	SCR rigs	Total
Domestic drilling	16	—	16
International drilling	—	8	8
			24

Production Services Business Segments:	550 HP	600 HP	Total
Well servicing rigs, by horsepower (HP) rating	113	12	125

			Total
Wireline services units			104
Coiled tubing services units			8